News Release

FIRST FINANCIAL CORPORATION
One First Financial Plaza, Terre Haute, Indiana 47807 (812) 238-6000

First Financial Corporation Reports Second Quarter Results

Terre Haute, Indiana, July 31, 2020 – First Financial Corporation (NASDAQ:THFF) today announced results for the second quarter of 2020. For the three months ending June 30, 2020:

•Net income was $11.9 million compared to $12.6 million for the same period of 2019;

•Diluted net income per common share of $0.87 compared to $1.02 for the same period of 2019; and

•Return on average assets was 1.10% compared to 1.66% for the three months ended June 30, 2019.

The Corporation further reported results for the six months ending June 30, 2020:

•Net income was $24.1 million compared to $22.3 million for the same period of 2019;

•Diluted net income per common share of $1.76 compared to $1.81 for the same period of 2019; and

•Return on average assets was 1.16% compared to 1.47% for the six months ended June 30, 2019.

“In light of COVID-19 and the stay at home orders in the four states we do business in we are pleased with our second quarter results” said Norman L. Lowery, Chairman and Chief Executive Officer. “While eager to get back to normal operations, we have been cautious in the steps we have taken as the number of COVID 19 cases continue to increase across our footprint. Protecting the health of our associates, customers and their families has been, and will continue to be, our number one priority. During the second quarter much of our attention was devoted to the Small Business Administration’s Paycheck Protection Program enacted by the Coronavirus Aid, Relief and Economics Security Act (CARES). We are pleased we were able to fund 1,734 loans totaling $170 million to secure twenty-four thousand jobs which are so important to our customers, their families and the economy of the communities we serve. We are also pleased that during this challenging quarter we were able to assist many of our customers to take advantage of the current low interest rates by refinancing their home mortgages, lowering their payments or allowing them to purchase a new home.”

Average Total Loans
Average total loans for the second quarter of 2020 were $2.73 billion versus $1.98 billion for the comparable period in 2019, an increase of $748.8 million or 37.84%.

Total Loans Outstanding
Total loans outstanding increased $770.7 million, or 38.40%, from $2.01 billion as of June 30, 2019 to $2.78 billion as of June 30, 2020. On a linked quarter basis, total loans increased $159.3 million from $2.62 billion for the quarter ending March 31, 2020.

“Because of COVID 19 each of the four states in which we do business have imposed restrictions which affect our operations and the business of our customers” stated Lowery. “While we have not experienced a significant increase in charge-offs, we have continued to increase reserves in response to the effect of the pandemic on asset quality. We have also sought to meet the needs of our customers by assisting them with reasonable loan accommodations. To date, we have approved and processed requests totaling $343 million across all portfolios. Commercial loan requests comprise $321 million of this total."

Average Total Deposits
Average total deposits for the quarter ended June 30, 2020, were $3.53 billion versus $2.46 billion as of June 30, 2019, an increase of $1.06 billion or 43.11%.

Total Deposits
Total deposits were $3.57 billion as of June 30, 2020, compared to $2.46 billion as of June 30, 2019, an increase of $1.11 billion or 44.94%. On a linked quarter basis, total deposits increased $278.7 million from $3.29 billion for the quarter ending March 31, 2020.

Book Value Per Share
Book Value per share was $43.04 at June 30, 2020, compared to $38.88 at June 30, 2019.

Shareholder Equity
Shareholder equity at June 30, 2020, was $590.3 million compared to $477.8 million on June 30, 2019.

Tangible Common Equity to Tangible Asset Ratio
The Corporation’s tangible common equity to tangible asset ratio was 11.73% at June 30, 2020, compared to 14.61% at June 30, 2019.

Net Interest Income
Net interest income for the second quarter of 2020 was $35.9 million, an increase of 20.65% over the $29.8 million reported for the same period of 2019.

Net Interest Margin
The net interest margin for the quarter ended June 30, 2020, was 3.97% compared to the 4.33% reported at June 30, 2019.

Nonperforming Loans
Nonperforming loans as of June 30, 2020, were $23.0 million versus $15.2 million as of June 30, 2019. The ratio of nonperforming loans to total loans and leases was 0.83% as of June 30, 2020, versus 0.76% as of June 30, 2019.

Loan Loss Provision
The provision for loan losses for the three months ended June 30, 2020, was $2.97 million compared to the $230 thousand provision for the second quarter of 2019. The Corporation increased the allowance for loan and lease losses by $1.0 million in the second quarter of 2020 directly related to the estimate of losses resulting from the COVID-19 pandemic.

Net Charge-Offs
Net charge-offs were $743 thousand for the second quarter of 2020 compared to $940 thousand in the same period of 2019.

Allowance for Loan Losses
The Corporation’s allowance for loan losses as of June 30, 2020, was $23.3 million compared to $20.3 million as of June 30, 2019. The allowance for loan losses as a percent of total loans was 0.84% as of June 30, 2020, compared to 1.01% as of June 30, 2019. The decrease is primarily due to acquired loans being recorded at fair value. The Corporation's fair value adjustment due to purchased credit impaired loans was $5.9 million as of June 30, 2020.

Current Expected Credit Losses
As provided in the Coronavirus Aid, Relief, and Economic Security Act (CARES) the Corporation has elected to defer the implementation of the Current Expected Credit Loss accounting standard.

Non-Interest Income
Non-interest income for the three months ended June 30, 2020 and 2019 was $8.8 and $9.7 million, respectively. In the second quarter 2019, we recorded a $1.5 million incentive received from a third-party vendor.

Non-Interest Expense
Non-interest expense for the three months ended June 30, 2020, was $26.9 million compared to $23.5 million in 2019.

Efficiency Ratio
The Corporation’s efficiency ratio was 58.78% for the quarter ending June 30, 2020, versus 58.06% for the same period in 2019.

Income Taxes
Income tax expense for the six months ended June 30, 2020, was $5.92 million versus $5.42 million for the same period in 2019. The effective tax rate for 2020 was 19.71% compared to 19.59% for 2019.

“In these unprecedented times, we are proud we continue to meet the financial needs of our customers and the communities we serve. I am proud of our associates and their unwavering commitment.” Lowery stated.

About First Financial Corporation
First Financial Corporation (NASDAQ:THFF) is the holding company for First Financial Bank N.A. and The Morris Plan Company of Terre Haute, Inc. First Financial Bank N.A. is the fifth oldest national bank in the United States, operating 81 banking centers in Illinois, Indiana, Kentucky and Tennessee. The Morris Plan Company of Terre Haute, Inc. is a state industrial chartered financial institution operating one office in Terre Haute, Indiana. Additional information is available at www.first-online.bank.

Investor Contact:
Rodger A. McHargue
Chief Financial Officer
P: 812-238-6334
E: rmchargue@first-online.com

	Three Months Ended			Year Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2020	2020	2019	2020	2019
END OF PERIOD BALANCES
Assets	$4,368,112	$4,062,414	$3,064,212	$4,368,112	$3,064,212
Deposits	$3,569,893	$3,291,231	$2,463,018	$3,569,893	$2,463,018
Loans, including net deferred loan costs	$2,777,083	$2,622,637	$2,010,198	$2,777,083	$2,010,198
Allowance for Loan Losses	$23,285	$21,063	$20,250	$23,285	$20,250
Total Equity	$590,284	$581,771	$477,820	$590,284	$477,820
Tangible Common Equity (a)	$501,863	$492,943	$442,496	$501,863	$442,496

AVERAGE BALANCES
Total Assets	$4,317,011	$4,022,789	$3,033,788	$4,169,900	$3,018,922
Earning Assets	$3,720,477	$3,625,679	$2,836,110	$3,673,078	$2,830,317
Investments	$989,545	$988,523	$851,723	$989,034	$851,236
Loans	$2,727,820	$2,637,036	$1,978,991	$2,682,428	$1,975,662
Total Deposits	$3,526,529	$3,270,627	$2,464,212	$3,398,578	$2,446,188
Interest-Bearing Deposits	$2,858,594	$2,739,394	$2,032,886	$2,798,994	$2,016,079
Interest-Bearing Liabilities	$121,791	$106,843	$39,269	$114,317	$55,596
Total Equity	$591,522	$569,696	$471,156	$580,609	$460,911

INCOME STATEMENT DATA
Net Interest Income	$35,895	$36,350	$29,752	$72,245	$59,178
Net Interest Income Fully Tax Equivalent (b)	$36,962	$37,409	$30,721	$74,371	$61,122
Provision for Loan Losses	$2,965	$2,690	$230	$5,655	$1,700
Non-interest Income	$8,776	$9,095	$9,743	$17,871	$17,379
Non-interest Expense	$26,883	$27,554	$23,492	$54,437	$47,185
Net Income	$11,924	$12,181	$12,569	$24,105	$22,251

PER SHARE DATA
Basic and Diluted Net Income Per Common Share	$0.87	$0.89	$1.02	$1.76	$1.81
Cash Dividends Declared Per Common Share	$0.52	$—	$0.52	$0.52	$0.52
Book Value Per Common Share	$43.04	$42.42	$38.88	$43.04	$38.88
Tangible Book Value Per Common Share (c)	$36.68	$35.94	$35.46	$36.59	$36.00
Basic Weighted Average Common Shares Outstanding	13,715	13,740	12,290	13,727	12,286
(a) Tangible common equity is a non-GAAP financial measure derived from GAAP-based amounts. We calculate tangible common equity by excluding goodwill and other intangible assets from shareholder's equity.
(b) Net interest income fully tax equivalent is a non-GAAP financial measure derived from GAAP-based amounts. We calculate net interest income fully tax equivalent by adding back the tax equivalent factor of tax exempt income to net interest income. We calculate the tax equivalent factor of tax exempt income by dividing tax exempt income by the net of tax rate of 75%.
(c) Tangible book value per common share is a non-GAAP financial measure derived from GAAP-based amounts. We calculate the factor by dividing average tangible common equity by average shares outstanding. We calculate average tangible common equity by excluding average intangible assets from average shareholder's equity.

Key Ratios	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2020	2020	2019	2020	2019
Return on average assets	1.10%	1.21%	1.66%	1.16%	1.47%
Return on average common shareholder's equity	8.06%	8.55%	10.67%	8.30%	9.66%
Efficiency ratio	58.78%	59.25%	58.06%	59.02%	60.11%
Average equity to average assets	13.70%	14.16%	15.53%	13.92%	15.27%
Net interest margin (a)	3.97%	4.13%	4.33%	4.05%	4.32%
Net charge-offs to average loans and leases	0.11%	0.24%	0.49%	0.17%	0.19%
Loan and lease loss reserve to loans and leases	0.84%	0.80%	1.01%	0.84%	1.01%
Loan and lease loss reserve to nonperforming loans	101.12%	119.70%	133.14%	101.12%	133.14%
Nonperforming loans to loans and leases	0.83%	0.67%	0.76%	0.83%	0.76%
Tier 1 leverage	11.64%	12.38%	14.83%	11.64%	14.83%
Risk-based capital - Tier 1	15.44%	16.19%	18.65%	15.44%	18.65%
(a) Net interest margin is calculated on a tax equivalent basis.

Asset Quality	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2020	2020	2019	2020	2019
Accruing loans and leases past due 30-89 days	$15,358	$27,037	$8,296	$15,358	$8,296
Accruing loans and leases past due 90 days or more	$4,438	$1,430	$683	$4,438	$683
Nonaccrual loans and leases	$14,634	$12,011	$9,985	$14,634	$9,985
Total troubled debt restructuring	$3,899	$4,156	$4,541	$3,899	$4,541
Other real estate owned	$3,577	$3,894	$498	$3,577	$498
Nonperforming loans and other real estate owned	$26,548	$21,491	$15,707	$26,548	$15,707
Total nonperforming assets	$29,493	$24,724	$19,040	$29,493	$19,040
Gross charge-offs	$1,540	$2,904	$1,906	$4,444	$4,015
Recoveries	$797	$1,334	$966	$2,131	$2,129
Net charge-offs/(recoveries)	$743	$1,570	$940	$2,313	$1,886

CONSOLIDATED BALANCE SHEETS
(Dollar amounts in thousands, except per share data)

	June 30, 2020	December 31, 2019
	(unaudited)
ASSETS
Cash and due from banks	$386,507	$127,426
Federal funds sold	—	7,500
Securities available-for-sale	907,433	926,717
Loans:
Commercial	1,694,376	1,584,447
Residential	657,657	682,077
Consumer	425,601	386,006
	2,777,634	2,652,530
(Less) plus:
Net deferred loan costs	(551)	3,860
Allowance for loan losses	(23,285)	(19,943)
	2,753,798	2,636,447
Restricted stock	15,200	15,394
Accrued interest receivable	17,205	18,523
Premises and equipment, net	63,270	62,576
Bank-owned life insurance	95,013	94,251
Goodwill	78,592	78,592
Other intangible assets	9,829	10,643
Other real estate owned	3,577	3,625
Other assets	37,688	41,556
TOTAL ASSETS	$4,368,112	$4,023,250

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Non-interest-bearing	$681,155	$547,189
Interest-bearing:
Certificates of deposit exceeding the FDIC insurance limits	109,548	126,738
Other interest-bearing deposits	2,779,190	2,601,430
	3,569,893	3,275,357
Short-term borrowings	100,096	80,119
Other liabilities	79,722	79,193
TOTAL LIABILITIES	3,777,828	3,465,642

Shareholders’ equity
Common stock, $.125 stated value per share;
Authorized shares-40,000,000
Issued shares-16,075,154 in 2020 and 16,055,466 in 2019
Outstanding shares-13,714,524 in 2020 and 13,741,825 in 2019	2,006	2,005
Additional paid-in capital	140,103	139,694
Retained earnings	509,029	492,055
Accumulated other comprehensive income/(loss)	9,515	(7,501)
Less: Treasury shares at cost-2,360,630 in 2020 and 2,313,641 in 2019	(70,369)	(68,645)
TOTAL SHAREHOLDERS’ EQUITY	590,284	557,608
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$4,368,112	$4,023,250

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Dollar amounts in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(unaudited)
INTEREST INCOME:
Loans, including related fees	$33,224	$27,533	$68,258	$54,287
Securities:
Taxable	3,624	3,516	7,653	7,197
Tax-exempt	2,008	1,873	3,946	3,740
Other	400	337	802	651
TOTAL INTEREST INCOME	39,256	33,259	80,659	65,875
INTEREST EXPENSE:
Deposits	3,019	3,316	7,549	6,133
Short-term borrowings	101	158	368	481
Other borrowings	241	33	497	83
TOTAL INTEREST EXPENSE	3,361	3,507	8,414	6,697
NET INTEREST INCOME	35,895	29,752	72,245	59,178
Provision for loan losses	2,965	230	5,655	1,700
NET INTEREST INCOME AFTER PROVISION
FOR LOAN LOSSES	32,930	29,522	66,590	57,478
NON-INTEREST INCOME:
Trust and financial services	1,288	1,124	2,822	2,328
Service charges and fees on deposit accounts	2,102	2,735	5,100	5,359
Other service charges and fees	3,869	3,408	7,199	6,522
Securities gains (losses), net	31	16	225	12
Gain on sales of mortgage loans	1,205	496	1,903	916
Other	281	1,964	622	2,242
TOTAL NON-INTEREST INCOME	8,776	9,743	17,871	17,379
NON-INTEREST EXPENSE:
Salaries and employee benefits	14,323	12,546	30,295	25,301
Occupancy expense	2,162	1,813	4,091	3,628
Equipment expense	2,673	1,751	5,134	3,568
FDIC Expense	49	199	(181)	339
Other	7,676	7,183	15,098	14,349
TOTAL NON-INTEREST EXPENSE	26,883	23,492	54,437	47,185
INCOME BEFORE INCOME TAXES	14,823	15,773	30,024	27,672
Provision for income taxes	2,899	3,204	5,919	5,421
NET INCOME	11,924	12,569	24,105	22,251
OTHER COMPREHENSIVE INCOME
Change in unrealized gains/(losses) on securities, net of reclassifications and taxes	3,130	8,341	16,228	18,565
Change in funded status of post retirement benefits, net of taxes	384	304	788	607
COMPREHENSIVE INCOME	$15,438	$21,214	$41,121	$41,423
PER SHARE DATA
Basic and Diluted Earnings per Share	$0.87	$1.02	$1.76	$1.81
Weighted average number of shares outstanding (in thousands)	13,715	12,290	13,727	12,286